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                                                                         A469759
                                                                           FILED
                                                                     DEC 22 1995


                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                                      VOXEL

Allan M. Wolfe, MD and Stephen Hart certify that:


1. They are the president and secretary, respectively, of VOXEL, a California corporation.

2. Article III of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

      The total authorized capital stock of this corporation consists of 25,000,000 shares, consisting of 15,000,000 shares of common stock ("Common Stock") and 10,000,000 shares of preferred stock. The preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares and, within the limits and restrictions stated In any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.'

3. The foregoing amendment of the articles of incorporation has been duly approved by the board of directors and by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of common stock of the corporation Is 4,228,869. No other class of capital stock is outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 20, 1995



                                             /s/ Allan M. Wolfe, M.D.
                                             -----------------------------------
                                             Allan M. Wolfe, M.D., President


                                             /s/ Stephen Hart
                                             -----------------------------------
                                             Stephen Hart, Secretary